Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS SECOND QUARTER EARNINGS OF $.29 PER SHARE ON REVENUE INCREASE OF 14.6%

Bentonville, Arkansas (December 4, 2007) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the second fiscal quarter ended October 31, 2007.

Highlights of second quarter operating results:

o	Net income of $3.5 million or $.29 per diluted share vs. a net loss of $1.9 million or ($.16) per diluted share for the second fiscal quarter of 2007

o	Overall revenue growth of 14.6% with same store revenue growth of 12.3%

o	Retail unit sales increase of 7.8%

o	Provision for credit losses of 22.9% of sales vs. 37.0% for the second fiscal quarter of 2007

o	Accounts over 30 days past due down to 3.8% at October 31, 2007 from 5.4% at October 31, 2006

o	Finance receivables increase of $9.1 million or 5.1% for the quarter to $190 million

o	Debt to equity of 28.8% and debt to finance receivables of 19.7%

For the three months ended October 31, 2007, revenues increased 14.6% to $68.2 million compared with $59.5 million in the same period of the prior year. Income for the quarter was $3.5 million or $.29 per diluted share, versus a net loss of $1.9 million, or ($.16) per diluted share in the same period last year. The prior year loss included the effect of a non-cash increase in the allowance for loan losses at October 31, 2006 of $5.3 million (pre-tax). Excluding this charge to increase the allowance for loan losses, the Company earned profits of $1.4 million ($.12 per diluted share) during the quarter ended October 31, 2006. Retail unit sales were up 7.8%, with 6,914 vehicles in the current quarter, compared to 6,413 in the same period last year. Same store revenue increased 12.3% during the quarter. Finance Receivables grew by $9.1 million during the quarter or 5.1% to $190 million as the result of higher vehicle sales and sales of our new Payment Protection Plan product. The allowance for credit losses is 22% of Finance Receivables principal balance at October 31, 2007 and 2006.

Highlights of six month operating results:

o	Net income of $5.6 million or $.47 per diluted share vs. $2.2 million or $.19 per diluted share for the prior year

o	Overall revenue growth of 4.3% with same store revenue growth of 1.6%

o	Retail unit sales decrease of 3.9%

o	Provision for credit losses of 22.4% compared to 29.5% for the prior year

o	Finance receivables increase of $11.4 million or 6.4% to $190 million

o	$3.5 million decrease in debt during the six month period

o	Cash flows from operations improved by $6.7 million to $3.2 million compared to ($3.5) million for the prior year

For the six months ended October 31, 2007, revenues increased 4.3% to $127.0 million, compared with $121.7 million in the same period of the prior fiscal year. Income for the first six months of FY 2008 was $5.6 million ($.47 per diluted share) compared to $2.2 million ($.19 per diluted share) for the same period in the prior year. Excluding the effect of the non-cash increase in the allowance for loan losses at October 31, 2006, the Company earned profits of $5.5 million ($.46 per diluted share) during the prior year period. Retail unit sales decreased 3.9% to 12,761 vehicles in the current period, compared to 13,280 vehicles in the same period last year.

“Vehicle sales were strong during the quarter as we are beginning to realize the benefits of our increased advertising efforts and numerous sales initiatives. Also, the market is recognizing our value proposition and our associates are excited and proud to be offering a superior value to our core market. We expect sales volumes to continue to be solid into the future. Additionally, we continue to focus significant efforts on our underwriting initiatives to enhance the quality of our Finance Receivable portfolio,” said T. J. (“Skip”) Falgout, III, Chairman of the Board of America’s Car-Mart.  “We are pleased with the improvement in our credit losses and the results of our collections efforts for the second quarter, but we have further progress to make in this vitally important area of our business.  However, the positive results in the first two quarters of FY 2008 are good indicators that we are on the right track.  Also, our recent initiatives related to vehicle acquisition and improved car quality are having a positive effect on both sales and collections.”

“Credit losses, collections and current receivables all showed improvement. Our average percentage of Finance Receivables current was 83.3% for the quarter compared to 78.2% for the prior period,” stated William H. (“Hank”) Henderson, Chief Executive Officer and President of America’s Car Mart.  “In addition, our net charge-offs as a percentage of average Finance Receivables was 6.7% compared with 7.8% for the prior period.  We continue to be disciplined in requiring higher down payments at certain dealerships and shorter terms with our loans to ensure we set the customer up for success. In fact, our average down payment percentage is 7%, compared to 6% for the prior period.  The combination of these efforts has improved our operating cash flows and has allowed us to pay down our debt by $3.5 million during the year, while at the same time we have grown Finance Receivables by $11.4 million.”

“We are beginning to see the positive effects of the numerous initiatives we have instituted in each area of our business, namely purchasing, underwriting, sales, and collections,” stated Mr. Henderson.  “These initiatives, along with product offerings for our customers, such as the Payment Protection Plan, allow us to continue to grow our business as we attract new customers and build upon our history of high repeat sales.   Car-Mart’s value proposition to our customer is unmatched by our competition.  We will continue to build on this solid foundation to support our future growth.”

Conference Call

Management will be holding a conference call on Tuesday, December 4, 2007 at 11:00 a.m. Eastern time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (800) 309-9490.  International callers dial (706) 634-0104.  Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #25372956.

About America's Car-Mart

America’s Car-Mart operates 93 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management’s view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

____________________________
Contacts:	T. J. (“Skip”) Falgout, III, Chairman at (972) 717-3423
Jeffrey A. Williams, CFO at (479) 464-9944

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

					% Change		As a % of Sales
		Three Months Ended			2007		Three Months Ended
		October 31,			vs.		October 31,
	2007		2006		2006	2007		2006
Operating Data:
Retail units sold	6,914		6,413		7.8%
Average number of stores in operation	93.0		89.0		4.5
Average retail units sold per store per	24.8		24.0		3.3
month
Average retail sales price	$8,496		$7,957		6.8
Same store revenue growth	12.3%		1.4%
Net charge-offs as a percent of average
Finance Receivables	6.7%		7.8%
Collections as a percent of average
Finance Receivables	16.6%		16.0%
Average percentage of Finance
Receivables-Current (excl. 1-2 day)	83.3%		78.2%
Average down-payment percentage	7.0%		6.0%

Period End Data:
Stores open	93		90		3.3%
Accounts over 30 days past due	3.8%		5.4%
Finance Receivables, gross	$189,947		$189,620		0.2%

Operating Statement:
Revenues:
Sales	$62,228		$53,669		15.9%	100.0%		100.0%
Interest income	6,015		5,870		2.5	9.7		10.9
Total	68,243		59,539		14.6	109.7		110.9

Costs and expenses:
Cost of sales	36,028		31,140		15.7	57.9		58.0
Selling, general and administrative	11,630		10,446		11.3	18.7		19.5
Provision for credit losses	14,232		19,848	(a)	(28.3)	22.9		37.0
Interest expense	820		927		(11.5)	1.3		1.7
Depreciation and amortization	278		239		16.3	0.4		0.4
Total	62,988		62,600		0.6	101.2		116.6

Income before taxes	5,255		(3,061)			8.4		(5.7)

Provision for income taxes	1,789		(1,133)			2.9		(2.1)

Net income (loss)	$3,466		$(1,928)			5.6		(3.6)

Earnings (loss) per share:
Basic	$0.29		$(0.16)
Diluted	$0.29		$(0.16)

Weighted average number of shares outstanding:
Basic	11,878,273		11,844,101
Diluted	11,961,639		11,844,101

(a) The 2006 amount includes a non-cash charge of $5,271,000 related to an increase in the allowance for credit losses to 22% from 19.2% at October 31, 2006.

America’s Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

					% Change		As a % of Sales
		Six Months Ended			2007		Six Months Ended
		October 31,			vs.		October 31,
	2007		2006		2006	2007		2006
Operating Data:
Retail units sold	12,761		13,280		(3.9)%
Average number of stores in operation	92.5		88.0		5.1
Average retail units sold per store per	23.0		25.2		(8.7)
month
Average retail sales price	$8,455		$7,934		6.6
Same store revenue growth	1.6%		2.0%
Net charge-offs as a percent of average
Finance Receivables	13.2%		13.9%
Collections as a percent of average
Finance Receivables	33.8%		32.0%
Average percentage of Finance
Receivables-Current (excl. 1-2 day)	82.5%		78.6%
Average down-payment percentage	7.3%		5.6%

Period End Data:
Stores open	93		90		3.3%
Accounts over 30 days past due	3.8%		5.4%
Finance Receivables, gross	$189,947		$189,620		0.2%

Operating Statement:
Revenues:
Sales	$115,091		$110,007		4.6%	100.0%		100.0%
Interest income	11,859		11,723		1.2	10.3		10.7
Total	126,950		121,730		4.3	110.3		110.7

Costs and expenses:
Cost of sales	67,566		62,476		8.1	58.7		56.8
Selling, general and administrative	22,825		20,916		9.1	19.8		19.0
Provision for credit losses	25,751		32,504	(a)	(20.8)	22.4		29.5
Interest expense	1,630		1,829		(10.9)	1.4		1.7
Depreciation and amortization	552		470		17.4	0.5		0.4
Total	118,324		118,195		0.1	102.8		107.4

Income before taxes	8,626		3,535			7.5		3.2

Provision for income taxes	3,019		1,308			2.6		1.2

Net income	$5,607		$2,227			4.9		2.0

Earnings per share:
Basic	$0.47		$0.19
Diluted	$0.47		$0.19

Weighted average number of shares outstanding:
Basic	11,877,027		11,847,449
Diluted	11,964,665		11,969,592

(a) The 2006 amount includes a non-cash charge of $5,271,000 related to an increase in the allowance for credit losses to 22% from 19.2% at October 31, 2006.

America’s Car-Mart, Inc.
Consolidated Balance Sheet and Other Data

	October 31,		April 30,
	2007		2007

Cash and cash equivalents	$375		$257
Finance receivables, net	$148,896		$139,194
Total assets	$185,295		$173,598
Total debt	$37,334		$40,829
Stockholders' equity	$129,787		$123,728
Shares outstanding	11,878,463		11,874,708

Finance receivables:
Principal balance	$189,947		$178,519
Deferred Revenue - Payment Protection Plan	$(3,595)		$-
Allowance for credit losses	(41,051)		(39,325)

Finance receivables, net of allowance and deferred revenue	$145,301		$139,194

Allowance as % of principal balance	22.03%	(a)	22.03%	(a)

(a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

Changes in allowance for credit losses:
		Six Months
		Ended October 31,
	2007		2006
Balance at beginning of period	$39,325		$35,864
Provision for credit losses	25,751		32,504
Charge-offs, net of collateral recovered	(23,983)		(26,403)
Allowance related to purchased accounts	(42)		143

Balance at end of year	$41,051		$42,108